Exhibit 10.1

AKCEA THERAPEUTICS, INC.

October 11, 2019

Mike MacLean

Akcea Therapeutics, Inc.

22 Boston Wharf Road, 9th Floor

Boston, MA 02210

This will confirm our understanding regarding the offer by Akcea Therapeutics, Inc. (the “Company”) to provide you with the retention and enhanced severance terms set forth in this letter agreement under the circumstances described below. The Company is entering into this letter agreement with you to further the economic interests of the Company and its shareholders and recognize your continued importance to the Company’s long-term strategy.

You and the Company are parties to a Severance and Equity Award Vesting Acceleration Letter dated November 28, 2017 (the “Severance Letter”). All capitalized terms used in this letter agreement without definition or reference, have the meanings set forth in the Severance Letter.

In addition to the terms of the Severance Letter:

(a) If you terminate your Continuous Service for any reason other than a Good Reason after December 31, 2019 and prior to December 31, 2020 (the “Retention Period”), you will be entitled to the severance benefits described in Sections 1(a) and (b) of the Severance Letter, provided that (i) the Severance Period shall mean 6 months instead of 12 months; and

(b) If you terminate your Continuous Service for any reason other than a Good Reason following providing a written notice period of 90 days given by you to the Company subsequent to December 31, 2019 and prior to December 31, 2020, you will be entitled to the severance benefits described in Section 1 of the Severance Letter for the Severance Period (which Severance Period will be 12 months).

Payment of the severance benefits described above will be paid at the times set forth in Section 1 of the Severance Letter and will be conditioned on the delivery of a Separation Agreement and Release as required under Section 3 of the Severance Letter, and any provisions with respect to the conditions of, and timing and form of, payments, and including without limitation Sections 6, 7 and 8 of the Severance Letter, will continue to apply, remain in full force and effect, and are incorporated in this letter agreement by reference. Further, for purposes of clarity, the Company agrees to provide you with your Full Target Bonus for 2019 when normally paid to employees, and no later than March 15, 2020, if you terminate your employment pursuant to this letter agreement and/or if you do not terminate your employment under this letter agreement. If you terminate your employment under this letter agreement in December 2020, you are also entitled to your 2020 bonus, when it is paid to other employees, and no later than March 15, 2021, even if you are not employed at the time of payment. There is no obligation to sign a release of claims to receive your bonus payments for 2019 and 2020. For purposes of clarity, an employee’s employment will not, under any circumstances, be interrupted due to a maternity leave.

Mike MacLean

As an additional retention incentive, the Company has granted you 20,000 restricted stock units (the “RSUs”). The RSUs will be issued under, and subject to, the terms of the Akcea equity incentive plan. The RSUs will initially be unvested; 50% of the RSUs will vest on March 19, 2020 and the remaining 50% will vest on September 19, 2020, contingent on your Continuous Service with the Company.

The Severance Letter will remain in full force and effect. For purposes of clarity, if your Continuous Service terminates as a result of a Qualifying Termination, as defined in the Severance Letter, you will be eligible for the severance benefits set forth in the Severance Letter and not the severance benefits described in this letter agreement.

For purposes of clarity, any outstanding options or other Equity Awards you hold will continue to vest in accordance with their terms until a termination of your Continuous Service.

Except as may be expressly provided otherwise in this letter agreement, your employment will continue to be subject to the policies and procedures set forth in the Company’s employee handbook as presently constituted or as it may be modified by the Company in the future. This means that in accordance with our standard policies, your employment will continue to be at-will and may be terminated at any time either by you or by the Company. In addition, the provisions of your Employee Confidential Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement with the Company dated November 28, 2017, that contains certain restrictive covenants, including a non-competition and non-solicitation covenant and a covenant against the disclosure of confidential information of the Company, will continue to apply.

You may not assign any of your rights or obligations under this letter agreement and any assignment or attempted assignment of your rights, and any delegation or attempted delegation of your duties, is null and void. In all other respects, this letter agreement shall be binding upon and shall inure to the benefit of you and the Company and your and its respective heirs, beneficiaries, personal representatives, successors, assigns, officers and directors.

The Company’s offer to you of the opportunity to receive the retention and enhanced severance benefits described in this letter agreement is made with the express understanding that you will maintain the terms and existence of this letter agreement in strictest confidence and that you will not disclose the terms or the existence of this letter agreement to any person other than your spouse, Kathleen Gallagher, your legal and/or financial advisor(s), the office of unemployment, taxing authorities and bank personnel. You may also share this letter agreement if required to do so by law or by subpoena.

This letter agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to its or any other state’s conflict of law rules. This letter agreement constitutes our entire agreement concerning the subject matter. It may not be modified, altered or amended except in written instrument signed by you and the Company.

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Mike MacLean

To confirm your agreement to the above, please sign and return to me one of the enclosed original copies of this letter agreement.

Sincerely,

AKCEA THERAPEUTICS, INC.

By:	/s/ Sandford D. Smith
Name: Sandford D. Smith
Title: Compensation Committee Chairman

ACCEPTED AND AGREED TO:

/s/ Mike MacLean	October 11, 2019
Mike MacLean	Date